Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of September 28, 2026 (the “Execution Date”), by and between Exascale Labs Holdings Inc., a Delaware corporation (the “Company”), and Hoansoo Lee (the “Executive”).

The Company and the Executive are sometimes referred to individually as a “Party” and collectively as the “Parties.”

Notwithstanding the Execution Date, the Parties expressly agree that the Executive’s employment with the Company commenced and shall be deemed effective as of August 27, 2026 (the “Employment Effective Date”), which is the date on which the Company’s business combination closed.

1.	Employment

1.1.	Position

The Company hereby employs the Executive as its Chief Executive Officer (“CEO”), and the Executive hereby accepts such employment, subject to the terms and conditions of this Agreement.

The Executive shall report directly to the Board of Directors of the Company (the “Board”) and shall have the duties, authority and responsibilities customarily associated with the position of chief executive officer of a company of the Company’s size and stage, together with such additional duties, authority and responsibilities as may reasonably be assigned by the Board.

1.2.	At-Will Employment

The Executive’s employment with the Company is at will. Either the Executive or the Company may terminate the employment relationship at any time, with or without Cause, subject to the terms of this Agreement.

Nothing in this Agreement shall be construed to create an employment relationship for a specified term or to limit either Party’s right to terminate the Executive’s employment at any time, except that a termination of the Executive’s employment may give rise to the severance rights described in Section 5 of this Agreement.

For purposes of determining the Executive’s compensation and severance rights, the Parties have agreed to a three-year protection period beginning August 27, 2026 and ending August 27, 2029 (the “Protection Period”). The Protection Period is not an employment term and does not alter the at-will nature of the Executive’s employment.

1.3.	Principal Place of Employment

The Executive’s principal place of employment shall initially be at the Company’s principal place of business in Houston, Texas. The Executive acknowledges that the nature of the Company’s business may require reasonable domestic and international travel.

1.4.	Duties and Authority

The Executive shall devote substantially all of the Executive’s business time, attention and efforts to the business and affairs of the Company.

The Executive shall have such authority over the Company’s day-to-day operations as is customarily exercised by a chief executive officer, subject to the oversight and lawful authority of the Board.

The Executive may engage in passive investments and other outside activities that do not materially interfere with the Executive’s duties to the Company and do not compete with the Company’s business.

1.5.	Minimum Service Commitment

(a)	The Executive commits to serve as CEO from the Employment Effective Date through August 27, 2028 (the “Minimum Service Date”) and shall not resign without Good Reason before the Minimum Service Date except for an Excused Reason. “Excused Reason” means (i) the Executive’s death or Disability; (ii) a serious illness or injury of the Executive or of the Executive’s spouse, child or parent that reasonably requires the Executive to cease full-time work, as supported by medical evidence; or (iii) any other circumstance beyond the Executive’s reasonable control that makes continued service impracticable, as determined in good faith by the Board with the Executive abstaining.

(b)	This commitment does not alter the at-will nature of the Executive’s employment under Section 1.2, and the Company may not compel the Executive’s continued service. The consequences of a termination of the Executive’s employment before the Minimum Service Date are solely those set forth in Section 5 of this Agreement.

(c)	The Executive shall give the Company not less than ninety (90) days’ prior written notice of any resignation without Good Reason. The Company may shorten or waive the notice period, in which case the Company shall continue to pay Base Salary and provide benefits through the last day of the original notice period, and such last day shall be treated as the termination date for purposes of the Minimum Service Date. During the notice period the Executive shall remain employed and shall reasonably assist in the transition of the Executive’s duties, and the Company may relieve the Executive of some or all duties during such period. For sixty (60) days following any termination of employment, the Executive shall provide reasonable transition assistance upon the Company’s request, at mutually convenient times and without unreasonable interference with the Executive’s other activities.

(d)	Company Minimum Commitment. In consideration of the Executive’s commitment to serve through the Minimum Service Date, the Company acknowledges a corresponding commitment to the Executive through the Minimum Service Date. Nothing in this Section shall limit the authority of the Board to terminate the Executive’s employment at any time in accordance with Section 1.2; provided, however, that if the Company terminates the Executive’s employment without Cause before the Minimum Service Date, or if the Executive resigns for Good Reason before the Minimum Service Date, the Executive shall receive the compensation and benefits provided in Section 5.2, which are intended to provide the Executive with the economic protection of the Company’s corresponding minimum commitment.

2.	Compensation

2.1.	Base Salary

During the Executive’s employment, the Company shall pay the Executive a base salary at an annualized rate of $420,000 (the “Base Salary”), payable in accordance with the Company’s customary payroll practices and subject to applicable tax withholdings and deductions.

The Board (or its Compensation Committee) may increase the Executive’s Base Salary from time to time in its discretion, but may not reduce the Base Salary without the Executive’s written consent.

2.2.	Annual Cash Bonus

2.2.1.	Fiscal Year Eligibility

The Company’s fiscal year ends on June 30 of each year (each, a “Fiscal Year”).

The Executive shall become eligible to receive an annual cash bonus of $150,000 (the “Annual Bonus”) beginning with the Company’s fiscal year ending June 30, 2028 (“Fiscal Year 2028”), which is the second Fiscal Year following the Employment Effective Date. For the avoidance of doubt, the Executive shall not be eligible for an Annual Bonus for the fiscal year ending June 30, 2027, notwithstanding that the Executive commenced employment on August 27, 2026.

Subject to the terms of this Agreement, the Executive shall be eligible to receive an Annual Bonus of $150,000 for each Fiscal Year beginning with Fiscal Year 2028 during which the Executive remains employed by the Company.

Unless otherwise agreed in writing, the Annual Bonus shall not be subject to any additional discretionary performance conditions.

2.2.2.	Payment of Annual Bonus

The Annual Bonus for each Fiscal Year shall be paid within thirty calendar (30) days following the completion of such Fiscal Year.

2.2.3.	Annual Bonus Upon Termination

The treatment of the Annual Bonus upon a termination of the Executive’s employment is governed by Section 5 of this Agreement.

For the avoidance of doubt:

(i)	The Executive shall not be entitled to an Annual Bonus for Fiscal Year 2027;

(ii)	The Executive shall be entitled to the $150,000 Annual Bonus for Fiscal Year 2028 if the Executive remains employed through June 30, 2028, subject to the terms of this Agreement; and

(iii)	The Executive shall be entitled to the $150,000 Annual Bonus for Fiscal Year 2029 if the Executive remains employed through June 30, 2029, subject to the terms of this Agreement.

2.3.	Annual RSU Award

Subject to approval by the Compensation Committee of the Board (the “Compensation Committee”), and the terms of the Company’s applicable equity incentive plan and the applicable restricted stock unit award agreement, the Executive shall be granted an annual award of restricted stock units (“RSUs”) representing the right to receive 300,000 shares of the Company’s Class A common stock (each, an “Annual RSU Award” and, collectively, the “Annual RSU Awards”).

The first Annual RSU Award shall be granted with respect to the Executive’s first year of employment commencing on the Employment Effective Date, and the Company shall thereafter grant an additional Annual RSU Award representing 300,000 shares of the Company’s Class A common stock for each subsequent annual period during the Protection Period, with each such Annual RSU Award subject to the approval of the Compensation Committee and the terms of the applicable equity incentive plan and award agreement.

For the avoidance of doubt, the Executive’s annual equity compensation opportunity pursuant to this Section 2.3 is 300,000 RSUs per annual grant year, and the grant of an Annual RSU Award for one year shall not reduce, offset, or satisfy the Company’s obligation to make the Annual RSU Award for any subsequent year.

Each Annual RSU Award shall constitute part of the Executive’s compensation package for the applicable annual period.

Each Annual RSU Award shall vest over three (3) years commencing on its applicable grant date, with one-third (1/3) of the applicable Annual RSU Award vesting on each of the first three anniversaries of such grant date, subject to the Executive’s continued employment through the applicable vesting date and the accelerated vesting provisions of Section 5 of this Agreement.

The vesting commencement date of the first Annual RSU Award shall be the Employment Effective Date, and the vesting commencement date of each subsequent Annual RSU Award shall be the corresponding anniversary of the Employment Effective Date, in each case regardless of the actual grant date. The Company shall grant each Annual RSU Award no later than thirty (30) days following its vesting commencement date. Notwithstanding the foregoing vesting schedule, any portion of an Annual RSU Award or ARR-based RSU Award that remains unvested on August 27, 2029 shall vest on such date, subject to the Executive’s continued employment through such date.

The Parties may instead implement substantially equivalent monthly or quarterly vesting over the three-year period, as specified in the applicable equity award agreement.

The actual issuance and administration of the Annual RSU Award shall be governed by the Company’s applicable equity incentive plan and a written RSU award agreement.

Notwithstanding anything to the contrary in this Agreement, the Company shall not amend, cancel, reduce, defer or otherwise materially adversely affect an Annual RSU Award after its approval and grant except with the Executive’s written consent or as otherwise expressly permitted under the applicable equity incentive plan without materially impairing the Executive’s contractual rights under this Agreement.

Notwithstanding the foregoing and Section 2.5, all compensation under this Agreement, including each Annual RSU Award and ARR-based RSU Award, is subject to the Company’s Clawback Policy as in effect from time to time and to any recovery of compensation required by applicable law or Nasdaq listing rules.

2.4.	ARR-Based RSU Awards

In addition to the Annual RSU Awards, the Executive shall be eligible to receive the following additional RSU awards:

2.4.1.	$20 Million ARR Award

If the Company’s Annual Recurring Revenue (“ARR”) exceeds $20,000,000, the Executive shall receive an additional RSU award representing 150,000 shares of the Company’s Class A common stock (the “$20M RSU Award”).

2.4.2.	$30 Million ARR Award

If the Company’s ARR exceeds $30,000,000, the Executive shall receive an additional RSU award representing 150,000 shares of the Company’s Class A common stock (the “$30M RSU Award”).

2.4.3.	ARR Awards Cumulative

The $20M RSU Award and the $30M RSU Award are cumulative. Accordingly, if the Company’s ARR exceeds $30,000,000, the Executive shall be entitled to both the $20M RSU Award and the $30M RSU Award, for a total RSU award representing 300,000 shares of the Company’s Class A common stock.

2.4.4.	Measurement of ARR

For purposes of this Agreement, “ARR” means, as of the last day of any fiscal quarter, the aggregate monthly recurring fees payable under bona fide customer contracts for recurring products and/or services in effect on such date, multiplied by twelve (12), calculated in accordance with the Company’s consistently applied accounting and revenue-recognition practices.

ARR shall exclude one-time fees, non-recurring services, extraordinary or unusual revenue, and amounts attributable to cancelled or terminated customer contracts.

The Board (or the Compensation Committee) shall certify the Company’s ARR as of the end of each fiscal quarter within forty-five (45) days following the end of such fiscal quarter, for purposes of determining whether an ARR-based RSU award has been earned. Such certification shall be made in good faith and shall not be unreasonably withheld, delayed, or manipulated for the purpose of preventing the Executive from earning an award under this Agreement.

2.4.5.	Grant Date and Vesting of ARR-Based RSU Awards

An ARR-based RSU award shall be deemed earned, and the applicable ARR threshold shall be treated as achieved, as of the first fiscal quarter-end during the Protection Period on which the Company’s ARR exceeds such threshold, whether or not the certification described in Section 2.4.4 has occurred as of any relevant date.

The applicable RSU Award shall be formally granted as soon as reasonably practicable following certification by the Board that the applicable threshold has been achieved.

Each ARR-based RSU award shall vest over three (3) years from its applicable grant date, with one-third (1/3) vesting on each anniversary of such grant date, subject to the Executive’s continued employment and the accelerated vesting provisions of Section 5 of this Agreement.

The Company shall cause each ARR-based RSU Award to be documented under the Company’s equity incentive plan and a written award agreement consistent with this Agreement.

2.4.6.	Subsequent ARR Milestones

Upon the Company exceeding any ARR milestone set forth in this Section 2.4, the applicable ARR milestone shall be subject to revision for subsequent performance periods. Following achievement of such milestone, the Company and the Executive shall establish a revised ARR milestone or milestones applicable to subsequent performance periods for purposes of determining eligibility for subsequent performance-based RSU awards or other performance-based bonuses. Any such revised milestone or milestones shall be proposed to, and shall require the prior approval of, the Compensation Committee. The Compensation Committee shall consider in good faith the Company’s then-current business plan, growth expectations, financial performance, and other relevant performance objectives in establishing or approving such revised milestone or milestones. No revised milestone shall reduce, eliminate, or otherwise impair any RSU award or other compensation previously earned by the Executive under this Agreement.

2.5.	Equity Plan and Authorization

All equity awards shall be subject to the Company’s equity incentive plan and applicable award agreement, provided that no provision of such plan or award agreement shall materially reduce or eliminate the contractual economic rights expressly granted to the Executive under this Agreement without the Executive’s written consent.

The Company shall obtain all corporate approvals necessary to authorize and issue the equity awards contemplated by this Agreement. If additional stockholder or Board approval is required to authorize any award, the Company shall use reasonable best efforts to obtain such approval.

3.	Employee Benefits

The Executive shall be eligible to participate in employee benefit plans and programs generally made available by the Company to its senior executives, including health insurance, retirement benefits, paid time off, and other benefits, subject to the terms and conditions of such plans and programs.

Nothing in this Agreement shall require the Company to maintain any particular employee benefit plan or program, except as expressly provided herein.

The Company shall reimburse the Executive for reasonable and necessary business expenses incurred in connection with the Executive’s duties, subject to the Company’s reasonable expense reimbursement policies.

4.	Termination of Employment

4.1.	General

The Executive’s employment may be terminated:

(i)	by the Company for Cause;

(ii)	by the Company without Cause;

(iii)	by the Executive for Good Reason;

(iv)	by the Executive voluntarily without Good Reason; or

(v)	upon the Executive’s death or Disability.

4.2.	Cause

For purposes of this Agreement, “Cause” means:

(i)	the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony involving fraud, embezzlement, theft, or other material dishonesty;

(ii)	the Executive’s material fraud, embezzlement, misappropriation, or theft involving the Company;

(iii)	the Executive’s material and willful violation of a lawful written directive of the Board, following written notice and a reasonable opportunity to cure, if curable;

(iv)	the Executive’s material breach of this Agreement or any confidentiality, intellectual property, invention assignment, or similar agreement with the Company, following written notice and a thirty (30)-day opportunity to cure, if curable; or

(v)	the Executive’s willful misconduct that causes material harm to the Company.

No event shall constitute Cause unless the Company provides the Executive with written notice describing the grounds for Cause in reasonable detail and, where the conduct is reasonably capable of cure, provides the Executive the applicable opportunity to cure.

4.3.	Good Reason

For purposes of this Agreement, “Good Reason” means, without the Executive’s written consent:

(i)	any reduction in the Executive’s Base Salary;

(ii)	a material diminution in the Executive’s authority, duties, or responsibilities as CEO;

(iii)	a material breach by the Company of this Agreement or any other material written agreement with the Executive;

(iv)	relocation of the Executive’s principal place of employment more than fifty (50) miles from Houston, Texas; or

(v)	removal of the Executive from the position of CEO other than in circumstances constituting Cause.

The Executive must provide written notice to the Company within ninety (90) calendar days following the occurrence of an event constituting Good Reason, and the Company shall have thirty (30) calendar days following receipt of such notice to cure the condition, if reasonably curable. If the Company fails to cure the condition, the Executive may resign for Good Reason within thirty (30) calendar days thereafter.

4.4.	Disability

For purposes of this Agreement, “Disability” means the Executive’s inability, by reason of a physical or mental impairment, to perform the essential functions of the Executive’s position for a period of at least one hundred eighty (180) consecutive days or for one hundred eighty (180) days in any twelve (12)-month period, as determined in good faith by the Board (with the Executive abstaining) based on competent medical evidence, and in a manner intended to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

5.	Severance

5.1.	Full Protection

If the Executive’s employment terminates (a) on or after the Minimum Service Date and before August 27, 2029 for any reason other than a termination by the Company for Cause, or (b) at any time before August 27, 2029 under the circumstances described in Section 6 of this Agreement, the Executive shall be entitled to receive, in addition to all accrued but unpaid compensation and benefits: (i) continued payment of Base Salary through August 27, 2029; (ii) each Annual Bonus for a Fiscal Year ending on or before August 27, 2029 that has not been paid as of the termination date; (iii) accelerated vesting in full of all Annual RSU Awards granted or required to be granted under Section 2.3, any such award not yet granted being deemed granted as of the termination date; (iv) accelerated vesting in full of each ARR-based RSU Award for which the applicable ARR threshold has been achieved on or before the termination date, whether or not certified or granted as of such date; and (v) continuation of health benefits as provided in Section 5.4.

In the case of a resignation without Good Reason, the entitlements described in this Section 5.1 are subject to the Executive’s compliance with Section 1.5(c), unless waived by the Company. Except as provided in Section 5.2.1 with respect to a termination by the Company without Cause or by the Executive for Good Reason, no ARR-based RSU Award for which the applicable ARR threshold has not been achieved as of the termination date shall thereafter be earned, granted or vested.

5.2.	Termination Without Cause or for Good Reason Before the Minimum Service Date

If, before the Minimum Service Date, the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason, other than under the circumstances described in Section 6 of this Agreement, the Executive shall be entitled to receive, in addition to all accrued but unpaid compensation and benefits:

(i)	continued payment of Base Salary for the longer of (A) twelve (12) months following the termination date or (B) the period from the termination date through the Minimum Service Date;

(ii)	any Annual Bonus that has been earned but remains unpaid as of the termination date and, if the termination date occurs before June 30, 2028, the Annual Bonus for Fiscal Year 2028 if such bonus would have become payable had the Executive remained employed through the Minimum Service Date;

(iii)	accelerated vesting of all Annual RSU Awards granted as of the termination date to the extent such awards would have vested through the Minimum Service Date had the Executive remained employed through such date;

(iv)	any Annual RSU Award that would have been required to be granted under Section 2.3 on or before the Minimum Service Date had the Executive remained employed through such date, with such award deemed granted as of the applicable vesting commencement date and vested to the extent it would have vested through the Minimum Service Date;

(v)	accelerated vesting in full of each ARR-based RSU Award for which the applicable ARR threshold has been achieved on or before the termination date, whether or not certified or granted as of such date;

(vi)	the treatment of ARR-based RSU Awards for which the applicable ARR threshold is first achieved after the termination date, as provided in Section 5.2.1; and

(vii)	continuation of health benefits through the longer of (A) twelve (12) months following the termination date or (B) the Minimum Service Date, subject to Section 5.4.

5.2.1.	Post-Termination ARR Measurement

Notwithstanding the termination of the Executive’s employment, if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason prior to August 27, 2029, ARR shall continue to be measured through August 27, 2029 for purposes of Section 2.4 as though the Executive had remained employed through such date. Any ARR-based RSU Award for which the applicable ARR threshold is first achieved during such period shall be deemed earned as of the applicable fiscal quarter-end, shall be granted promptly following certification pursuant to Section 2.4.4, and shall vest in full upon grant. The Executive’s termination of employment shall not affect the Company’s obligation to measure and certify ARR in accordance with Section 2.4.4.

5.3.	Death, Disability or Excused Reason Before the Minimum Service Date

If, before the Minimum Service Date, the Executive’s employment terminates by reason of the Executive’s death or Disability, or the Executive resigns for an Excused Reason, the Executive (or, in the case of death, the Executive’s estate, designated beneficiary or other person legally entitled thereto) shall be entitled to receive, in addition to all accrued but unpaid compensation and benefits, the amounts described in clauses (ii) through (v) of Section 5.2.

5.3.1.	Release

The severance payable under this Section 5.3 shall not be conditioned upon the execution of a release in the case of death. In the case of Disability or an Excused Reason, the Company may require the Executive’s execution and non-revocation of the release described in Section 5.5, to the extent permitted by applicable law; provided that the Company shall not condition payment of accrued compensation, vested equity, or other amounts that cannot lawfully be conditioned upon a release upon execution of such release.

5.3.2.	Equity Administration

The Company shall take all actions reasonably necessary to give effect to the accelerated vesting contemplated by this Section 5.3 and shall cause any shares or other amounts payable following the Executive’s death to be issued or paid to the person legally entitled thereto in accordance with the applicable equity incentive plan, award agreement, and applicable law.

5.4.	Form of Payment; Benefits Continuation

Base Salary continuation under Section 5.1 or Section 5.2 shall be paid in substantially equal installments in accordance with the Company’s regular payroll schedule over the applicable period, subject to Section 9 of this Agreement. Equity compensation shall be accelerated and settled as provided in Section 5.1, 5.2 or 5.3, as applicable.

To the extent permitted by applicable law and the Company’s applicable benefit plans, the Company shall continue the Executive’s participation in the Company’s health insurance program or, if continued participation is not available, shall pay or reimburse the premiums for continuation coverage under COBRA, in each case through the earlier of: (i) August 27, 2029, in the case of a termination described in Section 5.1, or the later of the twelve (12)-month anniversary of the termination date and the Minimum Service Date, in the case of a termination described in Section 5.2; or (ii) the date the Executive becomes eligible for comparable health coverage through another employer.

If continuation of benefits is not legally or administratively practicable, the Company shall instead provide the Executive with a taxable cash payment reasonably equivalent to the Company’s cost of providing such benefits.

5.5.	Conditions to Severance

Except as set forth in Section 5.3.1 of this Agreement, payment of severance shall be conditioned upon the Executive’s execution and non-revocation of a customary general release of claims in favor of the Company, its affiliates, and their respective directors, officers, employees, and representatives.

The Company shall provide such release within five (5) business days following termination. The Executive shall have at least twenty-one (21) calendar days, or such longer period as required by applicable law, to consider the release, and the release must become effective and irrevocable no later than sixty (60) days following the termination date. If such sixty (60)-day period begins in one calendar year and ends in the next, any payment conditioned on the release shall be made or commence in the second calendar year.

Nothing in the release shall waive rights that cannot lawfully be waived, including rights to vested equity, accrued compensation, indemnification, or rights to enforce this Agreement.

5.6.	Termination for Cause or Unexcused Resignation

If the Executive’s employment is terminated by the Company for Cause at any time, or if the Executive resigns without Good Reason and without an Excused Reason before the Minimum Service Date, the Executive shall be entitled only to accrued but unpaid Base Salary, vested equity, and other amounts required by applicable law or the applicable benefit plans.

Any unvested RSUs shall be treated in accordance with the applicable equity plan and award agreement.

6.	Change in Control

If, prior to August 27, 2029, the Company undergoes a Change in Control and, in connection with or within twelve (12) months following such Change in Control, the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to the severance described in Section 5.1 of this Agreement, regardless of whether such termination occurs before or after the Minimum Service Date.

For purposes of this Agreement, “Change in Control” means:

(i)	a merger, consolidation, reorganization or similar transaction following which the Company’s stockholders immediately prior to the transaction own less than fifty percent (50%) of the voting power of the surviving or resulting entity;

(ii)	a sale of all or substantially all of the Company’s assets; or

(iii)	a transaction or series of related transactions resulting in any person or group acquiring more than fifty percent (50%) of the voting power of the Company’s voting securities;

provided that the applicable transaction constitutes a “change in control” under applicable tax law and the Company’s applicable equity incentive plan.

If a Change in Control occurs during the Protection Period, the Company shall ensure that the surviving or acquiring entity assumes this Agreement and all outstanding RSU awards.

7.	Confidentiality and Intellectual Property

7.1.	Confidential Information

The Executive shall maintain the confidentiality of all non-public information concerning the Company, including its technology, trade secrets, customers, employees, business plans, financial information and other proprietary information.

This obligation shall continue following termination of the Executive’s employment for so long as the applicable information remains confidential or constitutes a trade secret under applicable law.

Nothing in this Agreement prohibits the Executive from reporting possible violations of law to a governmental agency or otherwise exercising rights protected by applicable law.

7.2.	Intellectual Property

All inventions, discoveries, developments, works of authorship, designs, processes, software, business concepts, materials and other intellectual property created by the Executive within the scope of the Executive’s employment or using Company resources shall be owned by the Company to the fullest extent permitted by applicable law.

The Executive shall execute such documents as reasonably necessary to confirm the Company’s ownership of such intellectual property, provided that such agreement shall not conflict with the express compensation and severance rights set forth in this Agreement.

8.	Indemnification

The Company shall provide the Executive with indemnification to the fullest extent permitted by the Company’s certificate of incorporation, the Company’s bylaws, applicable law, and any separate indemnification agreement between the Company and the Executive.

The Company shall maintain directors’ and officers’ liability insurance covering the Executive in his or her capacity as an officer and director, if applicable, on terms no less favorable than those applicable to other senior officers of the Company.

9.	Section 409A

The Parties intend that payments and benefits under this Agreement either comply with or be exempt from Section 409A of the Internal Revenue Code (“Section 409A”), and this Agreement shall be interpreted and administered consistently with such intent.

Notwithstanding anything herein to the contrary, if any payment or benefit constitutes deferred compensation subject to Section 409A, such payment or benefit shall be administered in a manner consistent with Section 409A.

To the extent required by Section 409A, payments shall be treated as separate payments for purposes of Section 409A.

If the Executive is a “specified employee” within the meaning of Section 409A on the date of the Executive’s separation from service, any payment of deferred compensation subject to Section 409A that is payable on account of such separation from service and that would otherwise be paid within six (6) months following such separation shall instead be paid, without interest, on the first business day following the six (6)-month anniversary of such separation (or, if earlier, upon the Executive’s death), and the remaining payments shall be made as otherwise scheduled. Each installment payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

10.	Taxes

All compensation payable under this Agreement shall be subject to applicable federal, state, local, and other tax withholding requirements.

The Executive shall be responsible for all taxes arising from compensation and equity awards, except for taxes that the Company is legally required to pay.

11.	Representations

The Executive represents that the Executive’s execution and performance of this Agreement will not violate any agreement or obligation binding upon the Executive.

The Executive shall not use or disclose confidential information belonging to any former employer or other third party in connection with the Executive’s employment with the Company.

12.	Notices

All notices under this Agreement shall be in writing and shall be delivered personally, by nationally recognized overnight courier, or by email followed by confirmation of receipt, to the addresses designated by the Parties.

If to the Company:

Exascale Labs Holdings Inc.
820 Gessner Road, Suite 332
Houston, Texas 77024
Attn: Board of Directors/Chairperson

If to the Executive:

Hoansoo Lee
[          ]

Houston, Texas 77024
Email: [         ]

13.	Assignment

The Company may assign this Agreement to any successor to substantially all of its business or assets, provided that such successor assumes the Company’s obligations under this Agreement.

The Executive may not assign this Agreement or any rights or obligations under this Agreement, without the Company’s prior written consent, except that the Executive’s rights to receive payments may pass to the Executive’s estate upon death or, with respect to amounts payable following death, to the person designated by the Executive in accordance with the applicable equity plan or award agreement or, absent such designation, the Executive’s estate.

14.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict-of-law principles, except to the extent that mandatory provisions of Texas law apply to the Executive’s employment in Texas.

The Parties consent to the jurisdiction of the state and federal courts located in Harris County, Texas, and the federal courts having jurisdiction over Harris County, Texas, for disputes arising out of or relating to this Agreement, subject to any mandatory jurisdictional requirements.

15.	Entire Agreement

This Agreement, together with the Company’s applicable equity incentive plan, RSU award agreements, confidentiality and intellectual property agreements, and any separate indemnification agreement, constitutes the entire agreement between the Parties concerning the Executive’s employment with the Company and supersedes all prior oral or written agreements, understandings, and representations concerning such subject matter.

In the event of a conflict between this Agreement and an RSU award agreement, this Agreement shall control with respect to the Executive’s contractual compensation and severance rights, while the applicable equity incentive plan shall control to the extent required for the administration and issuance of equity awards.

The Independent Contractor Agreement between the Executive and Exascale Labs Inc., as amended, terminated effective as of the Employment Effective Date, and no amounts are payable thereunder for any period on or after such date. The Company may satisfy any payment obligation under this Agreement through any of its subsidiaries or affiliates.

16.	Amendments and Waiver

No amendment, modification, or waiver of this Agreement shall be effective unless in writing and signed by the Executive and an authorized representative of the Company.

No waiver of any breach shall constitute a waiver of any subsequent breach.

17.	Severability

If any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions shall remain in full force and effect, and the invalid provision shall be modified to the minimum extent necessary to make it enforceable.

18.	Retroactive Effect

The Parties expressly acknowledge and agree that, notwithstanding the Execution Date, this Agreement memorializes and governs the terms of the Executive’s employment effective as of August 27, 2026, the date on which the Company’s business combination closed.

All compensation, benefits, vesting, service periods, and other employment-related rights under this Agreement shall be calculated from the Employment Effective Date unless expressly provided otherwise herein or otherwise required by applicable law.

19.	Headings

The headings and captions contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

20.	Mutual Drafting; No Construction Against Drafter

The Parties acknowledge and agree that this Agreement has been negotiated by the Parties and their respective counsels, is the product of mutual drafting and negotiation, and shall not be construed for or against either Party by reason of the fact that such Party or its counsel drafted or prepared any particular provision of this Agreement.

Accordingly, the rule of construction that an agreement or instrument shall be construed against the drafter shall not apply to this Agreement. Each Party acknowledges that it has had the opportunity to review, negotiate, and propose revisions to this Agreement and has entered into this Agreement voluntarily and with the opportunity to consult with independent legal counsel.

21.	Counterparts; Electronic Signatures

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together constitute one instrument.

Electronic signatures and electronically transmitted copies shall have the same force and effect as original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the respective dates set forth below, with the terms of the Executive’s employment being effective as of August 27, 2026.

EXASCALE LABS HOLDINGS INC.

By:	/s/ Wenying Jia
Name:	Wenying Jia
Title:	Chairperson of the Board
Date:	September 28, 2026

EXECUTIVE

/s/ Hoansoo Lee
Hoansoo Lee
Date:	September 28, 2026

[Signature Page to Employment Agreement Between Exascale Labs Holdings Inc. and Hoansoo Lee]